                                                                  EXHIBIT 10.9.1





                              AMENDED AND RESTATED
                    SUPPLEMENTARY EXECUTIVE RETIREMENT PLAN
                                OF POOL COMPANY





                          EFFECTIVE SEPTEMBER 30, 1996

                               Table of Contents


                                                                    Page
ARTICLE I -               Purpose, Definitions and Construction

         1.1     Purpose of the Plan                                  1
         1.2     Definitions                                          1
         1.3     Construction                                         4

ARTICLE II -     Source of Funds

         2.1     Source of Funds                                      5
         2.2     Trust Requirements                                   5
         2.3     Status of Participants                               5

ARTICLE III -    Benefits Under the Plan

         3.1     Retirement Benefit                                   6
         3.2     Minimum Late Retirement Benefit                      6
         3.3     Benefit at Termination of Employment                 6
         3.4     Benefit Upon Termination of the Plan                 7
         3.5     Pre-Retirement Death Benefit                         7
         3.6     Forfeiture                                           7
         3.7     Time of Payment                                      7

ARTICLE IV -     Change in Control

         4.1     Benefit Entitlement                                  8
         4.2     Benefit Upon Termination                             8
                   Following Change in Control
         4.3     Definition of Change in Control                      9
         4.4     Cause                                               10
         4.5     Good Reason                                         11
         4.6     Successor's Binding Agreement                       12

ARTICLE V -      Miscellaneous

         5.1     Administration of the Plan                          13
         5.2     Amendment of the Plan                               13
         5.3     Termination of the Plan                             13
         5.4     Notices to Participants                             13
         5.5     Non-Alienation                                      13

                                   ARTICLE I

                     PURPOSE, DEFINITIONS AND CONSTRUCTION


1.1      Purpose of the Plan

         This Plan is established by the Employer to provide an additional benefit for certain select management employees defined below in recognition of their past and future valuable services to the Employer and to augment the retirement benefit which is otherwise provided to such employees under the tax-qualified defined benefit plan maintained by the Employer. Those benefiting under this Plan are those most adversely affected by the termination of the tax-qualified defined benefit plan previously maintained by the Employer and ENSERCH Corporation. This Plan is not intended to and does not qualify under Sections 401(a) and 501(a) of the Internal Revenue Code and is designed to be exempt from the requirements of the Employee Retirement Income Security Act.

1.2      Definitions

         The following terms, when found in the Plan, shall have the meanings set forth below:

         (a) Actuarial Equivalent or Actuarially Equivalent: The equivalent in value of the amounts expected to be received under the Plan under the lump sum form of payment, determined on the basis of (i) one hundred percent (100%) of the interest rate (as of the first day of the Plan Year for which the determination is being made) that would be used by the Pension Benefit Guaranty Corporation to value annuities, both immediate and deferred, upon Plan termination; and (ii) the 1984 Unisex Pension (UP84) Mortality Table.

         When and if the interest rate indicated in (i) above is no longer published as a variable standard, a comparable standard (i.e., a rate which produces a lump sum value at an assumed retirement age of 60 which is at least as favorable to the Participant as the lump sum value that would have been produced by using the rate in (i) above) shall be determined and substituted for the current basis. For the purpose of this Section 1.2(a), the comparability of an actuarial basis to another shall be determined as of the day the last published interest rate indicated in (i) above is effective.

         (b) Code: The Internal Revenue Code of 1986, as it may be amended from time to time, including any successor.

         (c) Compensation: Compensation for any calendar year shall be the sum of base salary paid during the year plus Bonus Earned. Bonus Earned shall be the bonus earned (whether paid in cash or otherwise) during the calendar year under any annual incentive plan of PESCO or the Employer, including the Pool Energy Services Co. 1996 Management Bonus Plan and any predecessor/successor plans, whether or not paid in the year it was earned.

         (d) Credited Service: With respect to each Participant, Service shall be credited on an elapsed time basis from the date specified below for that Participant until the earliest of 1) the date that Participant's employment with the Employer first terminates after the Effective Date; or 2) the effective date of termination of the Plan.

President                                                   September 12, 1978
Group Vice President - U.S. Operations                      January 24, 1988
Group Vice President - International Operations             November 16, 1971
Senior Vice President, Finance                              December 15, 1979
Vice President and General Counsel                          October 15, 1975
Vice President, Human Resources                             January 31, 1978

         (e)  Early Retirement Date:  The first day of the calendar month which
(i) is prior to a Participant's Normal Retirement Date, (ii) immediately follows the calendar month in which his employment with the Employer is terminated, and (iii) begins after his attainment of age fifty-five (55) and completion of not less than five (5) years of Credited Service.

         (f)  Effective Date: January 1, 1993.

         (g) Eligible Employee: A person who, on the Effective Date, was employed by the Employer in one of the following positions, all of whom are members of the select group of management or highly compensated employees of the Employer as such term is defined under Section 201 of the Employee Retirement Income Security Act of 1974 and regulations and rulings promulgated thereunder by the Department of Labor.

         President
         Group Vice President - U.S. Operations
         Group Vice President - International Operations
         Senior Vice President, Finance
         Vice President and General Counsel
         Vice President, Human Resources

         (h) Employer: Pool Company, a corporation organized and existing under the laws of the State of Texas, and any subsidiaries thereof.

         (i)  Final Average Compensation:  The average of a Participant's five
(5) highest years of Compensation out of the last ten (10) consecutive calendar years including his year of termination of employment.

         (j)  Late Retirement Date:  The first day of the calendar month which
(i) follows the calendar month that includes a Participant's Normal Retirement Date and (ii) begins immediately after the month in which his employment with the Employer is terminated.

         (k)  Normal Retirement Age: Age 65

         (l) Normal Retirement Date: The first day of the calendar month immediately following the calendar month in which the Participant attains his Normal Retirement Age.

         (m)  Participant:  An Eligible Employee.

         (n) PESCO: Pool Energy Services Co., a corporation organized and existing under the laws of the State of Texas.

         (o) Plan: The Supplementary Executive Retirement Plan of Pool Company, as set forth herein, and as it may be amended from time to time.

         (p) Plan Year: The twelve-month period beginning on January 1 and ending on December 31 each year.

         (q) Social Security Benefit: The estimated annual amount payable under Title II of the Social Security Act as in effect as of the date of determination, determined as follows:

         (1) With respect to a Participant who, as of the date of determination, is eligible for Early, Normal, or Late Retirement--

                 (i) Determine the Social Security Benefit assuming that the Participant will retire at the greater of age 62 or current age, assuming he has always been covered under Social Security and had earned and will earn at least the Social Security taxable wage base for each full calendar year ($62,700 in 1996) until such age;

                 (ii) Multiply the benefit determined in (i) by a fraction, where the numerator equals the number of years of his Credited Service as of the date of determination and the denominator equals the greater of (a) 35 years or (b) the greater of the number of years of Credited Service if the Participant remained employed by the Employer until age 62 or the number of years of his Credited Service as of the date of determination.

         (2) With respect to all other Participants --

                 (i) Determine the Social Security Benefit assuming the Participant will retire at age 65, assuming he had always been covered under Social Security and had earned and will earn at least the Social Security taxable wage base for each full calendar year ($62,700 in 1996) until such age;

                 (ii) Multiply the benefit determined in (i) by a fraction, where the numerator equals the number of years of his Credited Service as of the date of determination and the denominator equals the greater of (a) 35 years or (b) the number of years of Credited Service if the Participant remained employed by the Employer until age 65.

1.3 Construction

         Where appearing in the Plan, singular may indicate the plural, unless the context clearly indicates the contrary. The words "hereof," "herein," "hereunder" and other similar compounds of the word "here" shall, unless otherwise specifically stated, mean and refer to the entire Plan, not to any particular provision or Section. Article and Section headings are included for convenience of reference and are not intended to add to or subtract from the terms of the Plan.

                                   ARTICLE II

                                    FUNDING



2.1      Source of Funds

         The Employer may establish an irrevocable grantor trust by executing a trust agreement in the form attached hereto as Exhibit "A" to provide itself with a source of funds for meeting its liability under the Plan and shall make contributions to the trust in accordance with the provisions thereof. It is the intention of the Employer that any trust established for this purpose shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of highly compensated or management employees for purposes of Title I of the Employee Retirement Income Security Act of 1974. The Employer may make payment of benefits direct to Participants or their Beneficiaries as they become due under the terms of the Plan. In addition, if the principal of the trust established for this purpose, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Employer shall make the balance of each such payment as it falls due.

2.2      Trust Requirements

         Any trust created by the Employer and any assets held by the Trust to assist in meeting its obligation under the Plan shall conform to the terms of the model trust as described in Revenue Procedure 92-64.

2.3      Status of Participants

         The Participants shall have the same status as general unsecured creditors of the Employer and the Plan constitutes a mere promise by the Employer to make benefit payments in the future.

                                  ARTICLE III

                            BENEFITS UNDER THE PLAN



3.1      Retirement Benefit

         The benefit to be paid immediately pursuant to this Plan to a Participant who retires at any time coincident with or following his Early Retirement Date shall be the immediate Actuarially Equivalent lump sum value of
(a) less (b) less (c) less (d) where:

         (a) is 2% of Final Average Compensation multiplied by the years, and fractions thereof, of Credited Service up to 35 years, reduced by 1/8% for each month that payments commence prior to age 65 or increased by 1/8% for each month that payments commence after age 65;

         (b) is the benefit payable under any qualified defined benefit plan of the Employer at Normal, Early, or Late Retirement Date, as applicable;

         (c) is the benefit payable as a Life Only annuity at Normal, Early, or Late Retirement Date, as applicable, under any qualified defined benefit plan of ENSERCH Corporation; and

         (d) is the Social Security Benefit defined in Section 1.2(q)(1), considering that the Social Security Benefit commences at the later of the Participant's age 62 or current age.

3.2      Minimum Late Retirement Benefit

         Notwithstanding the provisions of Paragraph 3.1(a), for any Participant whose employment is terminated after his Normal Retirement Date, the benefit determined in Section 3.1 shall not be less, in terms of monthly benefit or Lump Sum Actuarial Equivalent of such benefit, than the benefit which would otherwise have been payable at the Participant's Normal Retirement Date but actuarially increased from his Normal Retirement Date to his Late Retirement Date based upon the actuarial assumptions outlined in Section 1.2(a) of this Plan.

3.3      Benefit at Termination of Employment

         The benefit to be paid immediately pursuant to this Plan to a Participant whose employment is terminated for any reason other than death at a time when he is not entitled to a Normal Retirement, Early Retirement or Late Retirement Benefit shall be a single sum amount determined on an Actuarial Equivalent basis of a deferred annual benefit payable as of the Participant's Normal Retirement Date, equal to (a) less (b) less (c) less (d), where:

         (a) is 2% of Final Average Compensation multiplied by the years, and fractions thereof, of Credited Service as of the date of determination up to 35 years;

         (b) is the benefit accrued as of the date of determination under any qualified defined benefit plan of the Employer, payable at Normal Retirement Date;

         (c) is the benefit payable as a Life Only annuity at Normal Retirement Date under any qualified defined benefit plan of ENSERCH Corporation; and

         (d) is the Social Security Benefit as defined in Section 1.2(q)(2), considering that the Social Security Benefit commences on the date the Participant reaches age 65.

3.4      Benefit Upon Termination of the Plan

         Upon termination of the Plan in accordance with Section 5.3:

         (a) If a Participant is eligible for Early, Normal or Late Retirement, a benefit determined under the provisions of Sections 3.1 and 3.2 hereof shall be immediately payable.

         (b) If a Participant is not eligible for Early, Normal or Late Retirement, a benefit determined under the provisions of Section 3.3 hereof shall be immediately payable.

3.5      Pre-Retirement Death Benefit

         If a Participant dies while in the active service of the Employer and is married at the time of his death, his spouse shall be entitled to receive the Actuarial Equivalent lump sum value determined under Sections 3.1, 3.2 or 3.3, depending on whether he is eligible for Early, Normal or Late Retirement as of the date of his death.

3.6      Forfeiture

         Notwithstanding any provisions herein to the contrary, if a Participant is discharged because of theft, dishonesty, embezzlement, extortion, or fraud in connection with his employment, the Participant's benefits hereunder shall be forfeited.

3.7      Time of Payment

         All payments under the Plan will be made within thirty days after all conditions for payment have been met.

                                   ARTICLE IV

                               CHANGE IN CONTROL


4.1      Benefit Entitlement

         If and only if any of the events described in Section 4.3 hereof constituting a Change in Control of PESCO shall have occurred, the Participant shall be entitled to the benefits described in Section 4.2 below upon termination (within three years after such Change in Control) of his employment, unless such termination is:

         (a) because of his death, disability, or Retirement on or after his Normal Retirement Date (that is, early retirement initiated by the Employer shall be treated as a dismissal and not a voluntary early retirement);

         (b)  by the Employer for Cause as described in Section 4.4 below; or

         (c)  by the Participant other than for Good Reason as described in
Section 4.5 below.

4.2      Benefits upon Termination Following Change in Control

         The benefits payable to a Participant eligible for benefits upon termination following Change in Control in accordance with Section 4.1 hereof are as follows:

         (a) If a Participant is eligible for Early, Normal or Late Retirement, his benefit under this Article IV shall be the single sum amount determined on an Actuarial Equivalent basis of an immediate annual benefit determined under the provisions of Section 3.1 hereof.

         If a Participant is not eligible for Early, Normal or Late Retirement, his benefit under this Article IV shall be the single sum amount determined on an Actuarial Equivalent basis of a deferred annual benefit payable on the date the Participant reaches age 55, equal to (i) less (ii) less (iii) less (iv), where:

                 (i) is 2% of Final Average Compensation multiplied by the years, and fractions thereof, of Credited Service up to 35 years, reduced by 15% (1/8% for each month age 55 precedes age
                 65);

                 (ii) is the benefit accrued as of the date of determination under any qualified defined benefit plan of the Employer, payable at Normal Retirement Date (or age 55, if payable to the Participant under such plan at such age);

                 (iii) is the benefit payable as a Life Only annuity under any qualified defined benefit plan of ENSERCH Corporation at Normal Retirement Date (or age 55, if payable to the Participant under such plan at such age); and

                 (iv) is the Social Security Benefit as defined in Section 1.2(q)(1), considering that the Social Security Benefit commences at age 62.

         (b) In addition to any benefits described in Section 4.2(a) hereof, the Participant shall receive, at the time he is first entitled to receive any payment under Section 4.2(a), an amount (calculated and paid in the form of a lump sum) equal to (i) less (ii), where:

                 (i) is the Actuarially Equivalent lump sum value of any benefit the Participant becomes entitled to receive at such time under Section 4.2(a) if it had been calculated as if the Participant had been deemed to have had two additional years of Credited Service; and

                 (ii)  is the Actuarially Equivalent
                 lump sum value of any benefit the Participant becomes entitled to receive at such time under Section 4.2(a).

         (c) In the event that the Participant becomes entitled to the payments provided under Sections 4.2(a) and 4.2(b) (the "Benefit Payments"), if any of those payments will be subject to the tax (the "Excise Tax") imposed by
Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Employer shall pay or cause to be paid to the Participant an additional amount (the "Gross-up Payment") such that the net amount retained by the Participant, after deduction of any Excise Tax on the Benefit Payments and any federal, state and local income tax and Excise Tax on the Gross-up Payment, but before deduction of any federal, state, or local income tax on the Benefit Payments, shall be equal to the Benefit Payments.

         For purposes of determining the amount of the Gross-up Payment, the Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made and the applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

4.3      Definition of Change in Control

         For purposes of this Plan, "Change in Control" is a change in control of a nature that would be required to be reported in response to Item l(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") or would have been required to be so reported but for the fact that such event had been "previously reported" as that term is defined in Rule 12b-2 of Regulation 12B of the Exchange Act; provided that, without limitation such a Change in Control shall be deemed to have occurred if:

         (a) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of PESCO representing 20% or more of the combined voting power of PESCO's then outstanding securities ordinarily (apart from rights accruing under special circumstances) having the right to vote at election of directors ("Voting Securities"),

         (b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by PESCO's shareholders, was approved by a vote of at least three-quarters of the directors comprising the remaining members of the Incumbent Board (either by a specific vote or by approval of the proxy statement of PESCO in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (b), considered as though such person were a member of the Incumbent Board, or

         (c) a recapitalization of PESCO occurs which results in either a decrease by 33% or more in the aggregate percentage ownership of Voting Securities held by Independent Shareholders (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants) or an increase in the aggregate percentage ownership of Voting Securities held by non-Independent Shareholders (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants) to greater than 50%.

The term "Persons" shall mean and include any individual, corporation, partnership, group, association or other "person" as such term is used in
Section 14(d) of the Exchange Act, other than PESCO, a subsidiary of PESCO or any employee benefit plan(s) sponsored or maintained by PESCO or any subsidiary thereof, and the term "Independent Shareholder" shall mean any shareholder of PESCO except any employee(s) or director(s) of PESCO or any employee benefit plan(s) sponsored or maintained by PESCO or any subsidiary thereof.

4.4      Cause

         Termination of the Participant's employment with the Employer for "Cause" shall mean termination upon:

         (a) the willful and continued failure by the Participant substantially to perform his duties (other than any such failure resulting from his incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Participant by the Chairman, the Board or the President of PESCO which specifically identifies the manner in which it is believed that the Participant has not substantially performed his duties, and a reasonable period of opportunity for such substantial performance is provided; or

         (b) the willful engaging by the Participant in illegal misconduct materially and demonstrably injurious to PESCO or any of its subsidiaries.

         For purposes of this Section 4.4, no act, or failure to act, on the Participant's part shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of PESCO or based upon the advice of counsel for PESCO shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interest of the Employer. Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Participant and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Participant was guilty of conduct set forth above in clauses (a) or (b) in this Section 4.4 and specifying the particulars thereof in detail.

4.5      Good Reason

         "Good Reason" for the Participant to terminate his employment shall mean:

         (a) An adverse change in his status or position(s) as an executive of the Employer as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in his status or position as a result of a material diminution in his duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that less than 50% of PESCO's voting Securities are publicly owned) or a material change in the Participant's business location or the assignment to him of any duties or responsibilities which, in his reasonable judgment, are inconsistent with such status or position(s), or any removal of the Participant from or any failure to reappoint or reelect the Participant to such position(s) (except in connection with the termination of his employment for Cause, Disability or Retirement or as a result of his death or by the Participant other than for Good Reason);

         (b) A reduction by the Employer in the Participant's base salary as in effect immediately prior to the Change in Control or in the number of vacation days to which the Participant is then entitled under the Employer's vacation policy as in effect immediately prior to the Change in Control;

         (c) The taking of any action by PESCO or any of its subsidiaries (including the elimination of a plan without providing substitutes therefor or the reduction of the Participant's awards thereunder), that would substantially diminish the aggregate projected value of his awards under any bonus, stock option or other management incentive plans in which the Participant is participating at the time of a Change in Control of PESCO;

         (d) The taking of any action by PESCO or the Employer that would substantially diminish the aggregate value of the benefits provided the Participant under the Employer's medical, health, dental, accident, disability, life insurance, stock purchase or retirement plans in which he was participating at the time of a Change in Control of PESCO;

         (e) A failure by PESCO to obtain from any successor (as hereinafter defined) the assent to this Article IV contemplated by Section 4.6 hereof;

         (f) Any purported termination by the Employer of the Participant's employment that is not effected pursuant to Section 4.1 above (if applicable) or a Notice of Termination as described below; for purposes of this Article IV, no such purported termination shall be effective; or

         (g) A Change in Control, as defined in Section 4.3 above, but only if the Participant terminates his employment pursuant to this subsection (g) within the period beginning 60 days after the date of such Change in Control and ending one year after the date of such Change in Control and only upon a good faith determination by the Participant that he cannot continue to fulfill the responsibilities for which he was employed.

         Any termination by the Employer pursuant to Section 4.4 above or by the Participant pursuant to this Section 4.5 shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Section 4.5, a "Notice of Termination" shall mean a notice specifying the termination provision in this Article IV relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provision so specified. "Date of Termination" shall mean, if the Participant terminated his employment pursuant to this Section 4.5, the date specified in the Notice of Termination.

4.6      Successor's Binding Agreement

         PESCO will seek, by written request at least five business days prior to the time a Person becomes a Successor (as hereinafter defined), to have such Person, by agreement in form and substance satisfactory to the Participant, assent to the fulfillment of PESCO's obligations under this Article IV.
Failure of such Person to furnish such assent by the later of (i) three business days prior to the time such Person becomes a Successor or (ii) two business days after such person receives a written request to so assent shall constitute Good Reason for termination by the Participant of his employment if a Change in Control of PESCO occurs or has occurred.

         For purposes of this Article IV, "Successor" shall mean any person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), PESCO's business directly, by merger or consolidation, or indirectly, by purchase of PESCO's Voting Securities or otherwise.

                                   ARTICLE V

                                 MISCELLANEOUS



5.l      Administration of the Plan

         The Plan shall be administered by the Employer. The books and records of the Plan shall be maintained by the Employer at its expense and no member of the Board of Directors of Pool Company or PESCO or any employee of the Employer acting on its behalf shall be liable to any person for any action taken or omitted in connection with the administration of the Plan, unless attributable to his own fraud or willful misconduct.

5.2      Amendment of the Plan

         The Plan may be amended, in whole or in part, from time to time, by the Board of Directors of Pool Company without the consent of any other party. No amendment shall reduce, directly or indirectly, any accrued benefit of any Participant.

5.3      Termination of the Plan

         The Plan may be prospectively terminated at any time by action of the Board of Directors of Pool Company without the consent of any other party. Other than as specified in Sections 3.3 and 4.2 hereof, the termination of this Plan shall not result in the granting of any additional benefit to any Participant, nor shall it reduce, directly or indirectly, any accrued benefit of any Participant.

5.4      Notices to Participants

         A Participant will be provided written notice of any amendment of the Plan that affects his rights herein, and of the termination of the Plan.

5.5      Non-alienation

         The right of any Participant or beneficiary to benefits hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's beneficiary.